Exhibit 23.2








INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-115217 of Patient Infosystems, Inc. on Form SB-2 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Rochester, New York
July 16, 2004